Exhibit 10.11

TRANSITION SERVICES AGREEMENT

by and among

SOCIÉTÉ GÉNÉRALE

SG AMERICAS, INC.,

SG AMERICAS SECURITIES HOLDINGS, INC.,

COWEN AND COMPANY, LLC

and

COWEN GROUP, INC.

Dated as of                                     , 2006

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SCHEDULES

SCHEDULE A	SERVICES PROVIDED BY SG TO COWEN LLC

Schedule A-1	Business Continuity Management
Schedule A-2	Facilities Management
Schedule A-3	Access to SG Data Room and E-mail Archives

SCHEDULE B	SERVICES PROVIDED BY COWEN LLC TO SG

Schedule B-1	Merchant Banking
Schedule B-2	Library
Schedule B-3	Training of Analysts

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This Transition Services Agreement, dated as of                               , 2006, is made by and among SOCIÉTÉ GÉNÉRALE, a French banking corporation (“SG”), SG AMERICAS, INC., a Delaware corporation (“SGAI”), SG AMERICAS SECURITIES HOLDINGS, INC., a Delaware corporation (“SGASH”), COWEN AND COMPANY, LLC, a Delaware limited liability company formerly known as “SG Cowen & Co., LLC” (“Cowen LLC”), and COWEN GROUP, INC., a Delaware corporation (“Cowen Inc.”).

RECITALS

WHEREAS, SG and Cowen LLC are parties to Service Level Agreements (as defined herein) under which they have agreed to provide certain services to each other in connection with the operation of their respective businesses;

WHEREAS, SG, SGAI and SGASH have determined that it is appropriate and advisable to separate the Cowen Business (as defined herein) from the SG Business (as defined herein) (the “Separation”);

WHEREAS, SG, SGAI, SGASH, Cowen LLC and Cowen Inc. have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), which sets forth certain terms and conditions relating to the Separation, including the terms and conditions applicable to an initial public offering by Cowen Inc. (the “Cowen IPO”); and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement, (a) prior to the Cowen IPO, SG and Cowen LLC will continue to provide, or cause to be provided, certain services to each other, in accordance with the terms and subject to the conditions set forth in the Service Level Agreements, and (b) following the Cowen IPO, SG, Cowen Inc. and Cowen LLC will continue to provide, or cause to be provided, certain services to each other in accordance with the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Separation Agreement.

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement” means this Transition Services Agreement, together with each of the schedules hereto.

“Breaching Party” has the meaning given to such term in Section 9.01(a).

“Business Day” has the meaning given to such term in the Separation Agreement.

“Consents” has the meaning given to such term in Section 6.01(a).

“Cowen Acquired Business” has the meaning given to such term in Section 10.08.

“Cowen Business” has the meaning given to such term in the Separation Agreement.

“Cowen Divested Business” has the meaning given to such term in Section 10.08.

“Cowen Group” means, collectively, Cowen Inc. and the Cowen Inc. Subsidiaries.

“Cowen Inc.” has the meaning given to such term in the Preamble to this Agreement.

“Cowen IPO” has the meaning given to such term in the Recitals to this Agreement.

“Cowen Services” has the meaning given to such term in Section 2.01(b).

“Cowen Services Manager” has the meaning given to such term in Section 3.06(b).

“Cowen Subsidiary” has the meaning given to such term in the Separation Agreement.

“Information” has the meaning given to such term in the Separation Agreement.

“Information Systems” means computing, telecommunications or other electronic operating or processing systems or environments, including, without limitation, computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems.  When referenced in connection with Services, Information Systems shall mean the Information Systems accessed and/or used in connection with the Services.

“Liabilities” has the meaning given to such term in the Separation Agreement.

“Merchant Banking Fund” means SG Merchant Banking Fund L.P., a Delaware limited partnership.

“Non-breaching Party” has the meaning set forth in Section 9.01(a).

“Other Costs”  has the meaning set forth in Section 4.01(a).

“Parties” means the parties to this Agreement.

“Person” has the meaning given to such term in the Separation Agreement.

“Principal Transaction Documents” has the meaning given to such term in the Separation Agreement.

“Provider” means the Party providing a Service under this Agreement.

“Provider Indemnified Party” has the meaning set forth in Section 7.01.

“Recipient” means the Party to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” has the meaning set forth in Section 7.02.

“Representative(s)” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, financing source, attorney, investment banker or other representative of such Person.

“Separation Agreement” has the meaning set forth in the Recitals of this Agreement.

“Separation Date” has the meaning set forth in the Separation Agreement.

“Service(s)” means, individually and collectively, the SG Services, the Cowen Services and the Undertakings.

“Service Charges” has the meaning set forth in Section 4.01(a).

“Service Level Agreements” means each of the following Service Agreements between SG or an SG Subsidiary and Cowen and/or one or more Cowen Subsidiaries:

(i)  Master Services Agreement, dated as of January 1, 2004, as amended by a First Amendment dated as of January 1, 2005 and by a Second Amendment dated as of January [    ], 2006, between SG, acting through its New York Branch and/or any of its other offices, subsidiaries and affiliates, and Cowen LLC (each of which, including, in each case, the Service Level Agreements attached as appendices to the foregoing agreements and amendments and incorporated by reference therein, shall be terminated on or prior to the IPO Date); and

(ii)  the Service Level Agreement, dated as of January 1, 2006, among SG, Cowen LLC and SG Capital Partners L.L.C. for management of the Merchant Banking Fund from January 1, 2006 until the effective date of the sale and transfer of certain assets of the Merchant Banking Fund to Paul Capital Advisors, LLC, or an affiliated entity thereof.

“Service Termination Date” in respect of any Service shall mean the date specified for such Service in the relevant Schedules, or such earlier date as provided in this Agreement.

“SG Acquired Business” has the meaning given to such term in Section 10.8.

“SG Business” has the meaning given to such term in the Separation Agreement.

“SG Divested Business” has the meaning given to such term in Section 10.8.

“SG Services” has the meaning given to such term in Section 2.01(a).

“SG Services Manager” has the meaning given to such term in Section 3.06(a).

“SG Subsidiary” has the meaning given to such term in the Separation Agreement.

“Standard for Services” has the meaning given to such term in Section 3.01.

“Subsidiary” has the meaning given to such term in the Separation Agreement.

“Taxes” has the meaning given to such term in the Separation Agreement.

“Third Party” means any Person other than the Parties, the SG Subsidiaries and the Cowen Inc. Subsidiaries.

“Transaction Documents” has the meaning given to such term in the Separation Agreement.

“Undertakings” means, collectively, the obligations of SG and its Subsidiaries and Cowen Inc. and its Subsidiaries set forth in Articles II, III and V of this Agreement.

ARTICLE II

SERVICES AND TERMS

SECTION 2.01.  Initial Services.  (a)  During the period commencing on the date of the Cowen IPO and ending on the applicable Service Termination Date, subject to the terms and conditions set forth in this Agreement, SG shall provide or cause to be provided to Cowen Group each of the services listed in Schedules A-1 to A-3 (collectively, the “SG Services”).  Except as provided in Section 10.8, nothing in this Agreement shall require that any SG Service be provided other than for use in, or in connection with, the Cowen Business.

(b)                                 During the period commencing on the date of the Cowen IPO and ending on the applicable Service Termination Date, subject to the terms and conditions set forth in this Agreement, Cowen Inc. shall provide or cause to be provided to SG each of the services listed in Schedules B-1 to B-3 (collectively, the “Cowen Services”).  Except as provided in Section 10.08, nothing in this Agreement shall require that any Cowen Service be provided other than for use in, or in connection with, the SG Business

(c)                                  For the avoidance of doubt, clearing services shall be provided pursuant to the terms and subject to the conditions of the Clearing Agreement, dated as of [    ], 2006, and shall not be considered an SG Service hereunder or be otherwise subject to in any way the terms of this Agreement.

SECTION 2.02.  Custom Modifications.

(a)                          The SG Services shall include, and the Service Charges reflect charges for, such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by SG to its Subsidiaries that receive such services.  If Cowen Inc. requests that SG provide a custom modification in connection with any SG Service, SG may, but shall not be obligated to, provide such custom modification.  Cowen Inc. shall be responsible for the cost of any such custom modification.

(b)                                 The Cowen Services shall include, and the Service Charges reflect charges for, such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by Cowen Inc. to its Subsidiaries that receive such services.  If SG requests that Cowen Inc. provide a custom modification in connection with any Cowen Service, Cowen Inc. may, but shall not be obligated, to provide such custom modification.  SG shall be responsible for the cost of any such custom modification.

SECTION 2.03.  Provider Changes to Services.    Each Provider may make changes from time to time in the manner of performing the Services if (i) such Provider is making similar changes in performing analogous services for itself, (ii) such Provider furnishes to the applicable Recipient substantially the same notice (in content and timing) as such Provider shall furnish to its own organization respecting such changes and (iii) such changes do not result in a material degradation in the quality or sufficiency of the services received.  No such change shall affect the Service Charges for the applicable Service unless the Parties otherwise agree.

SECTION 2.04.  Cooperation.  If (i) there is nonperformance of any Service as a result of an event described in Section 9.03(b) or (ii) the provision of a Service would violate applicable law, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Recipient may obtain, at the Recipient’s sole cost, the Services so affected.

ARTICLE III

PERFORMANCE AND RECEIPT OF SERVICES; STANDARDS

SECTION 3.01.  Standard for Services.

(a)                          Except as otherwise provided in this Agreement (including in any Schedule hereto), from the date of the Cowen IPO until the applicable Service Termination Date, the Provider agrees to perform all Services in a manner such that the nature, quality, standard of care, timeliness and service levels of or at which such Services are performed are substantially similar to the nature, quality, standard of care, timeliness and service levels of or at which such Services were performed by or on behalf of the Provider prior to the date of the Cowen IPO in the ordinary course of business under the Service Level Agreements (the “Standard for Services”).

(b)                                 Each Provider shall, and shall cause its Subsidiaries to, perform its duties and responsibilities hereunder in good faith and based on its past practices.

(c)                                  Each Provider and Recipient shall exercise reasonable care in providing and receiving the Services to (i) prevent access to the Services or Information Systems by unauthorized Persons and (ii) not damage, disrupt or interrupt the Services or Information Systems.

SECTION 3.02.  Volume and Quantity of Services.  No Provider shall be obligated to perform or to cause to be performed any Service in a volume or quantity which materially exceeds the volumes or quantities of analogous services performed for the applicable Recipient in 2005 under the Service Level Agreements.  A Recipient may request a materially higher volume or quantity of such historical volumes or quantities of a Service, which request the applicable Provider may accept or reject in its reasonable discretion.  If the Provider agrees to such a request, the Parties shall cooperate and act in good faith to make any modifications to the relevant Schedules for such Service.

SECTION 3.03.  Compliance with Laws.  Nothing in this Agreement shall require a Provider to perform or cause to be performed any Service or a Recipient to receive any Service in a manner that would constitute a violation of applicable laws.

SECTION 3.04.  Transitional Nature of Services.  The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Recipient. Notwithstanding the foregoing, the Parties agree that (i) it is the current intention of the Parties that the Services described in Schedules A-1, A-3 and B-1 shall be provided during the period commencing on the date of the Cowen IPO and ending on December 31, 2006, and the Parties agree to enter into negotiations following the Cowen IPO for the purpose of executing one or more mutually acceptable agreements for the continued provision of such Services on a stand-alone basis after December 31, 2006 (it being understood that none of the Parties shall be obligated to use or provide Services to any other Parties on a stand-alone basis after December 31, 2006, except as may otherwise expressly be provided in this Agreement); and (ii) the Services described in Schedule A-2 shall be provided during the period commencing on the date of the Cowen IPO and ending on the earlier of (x) December 31, 2007 and (y) the date, if any, as of which Cowen LLC vacates the premises at 1221 Avenue of the Americas, New York, New York 10020.

SECTION 3.05.  Use of Third Parties to Provide Services.  Each Provider may perform its obligations through its Subsidiaries or, if such Provider is obtaining analogous services for itself from agents, subcontractors or independent contractors, the Provider may perform its obligations hereunder through the use of such agents, subcontractors or independent contractors, if such Provider furnishes to the applicable Recipient substantially the same notice (in content and timing) as such Provider shall furnish to its own organization respecting such use of Third Parties.  If the Provider is not obtaining analogous services for itself from Third Parties, the Provider may perform its obligations hereunder through the use of agents, subcontractors or independent contractors only upon obtaining the prior written consent of the Recipient.  Notwithstanding the foregoing, the Provider shall not be relieved of its obligations under this Agreement by use of such Subsidiaries, agents, subcontractors or contractors.  Delegation of performance of any Service by a Provider in accordance with this Section 3.05 shall not affect the Service Charges for the applicable Service.

SECTION 3.06.  Designation of Services Managers.

(a)                                  SG Services Manager.  SG will designate a dedicated services manager (the “SG Services Manager”) who will be directly responsible for coordinating and managing the delivery of the SG Services and will have authority to act on SG’s behalf with respect to the Services.  The SG Services Manager will work with the Cowen Services Manager to address Cowen Group’s issues and the Parties’ relationship under this Agreement.

(b)                                 Cowen Services Manager.  Cowen Inc. will designate a dedicated services account manager (the “Cowen Services Manager”) who will be directly responsible for coordinating and managing the delivery of the Services by Cowen Group and will have authority to act on Cowen Group’s behalf with respect to the Services.  The Cowen Services Manager will work with the SG Services Manager to address SG’s issues and the Parties’ relationship under this Agreement.

ARTICLE IV

BILLING; TAXES

SECTION 4.01.  Service Charges and Other Costs; Payments.  (a)  The Recipient of each Service provided hereunder shall pay the Provider thereof (or its designee) an amount with respect to each such Service (individually, a “Service Charge,” and collectively, the “Service Charges”) determined as set forth in the relevant Schedules.

(b)                         In addition, in connection with performance of the Services and in connection with the Undertakings, the Provider may incur certain out-of-pocket costs consistent in nature and magnitude with past practice (the “Other Costs”), which shall either be paid directly by the Recipient or reimbursed to the Provider by the Recipient; provided that any Other Costs shall only be payable by Cowen Group or SG, as the case may be, in accordance with this Section 4.01 if the Recipient receives from the Provider reasonably detailed data and other documentation sufficient to support the calculation of amounts due to the Provider for such Other Costs; provided further that any Other Costs already included in the Service Charges shall not otherwise be paid or reimbursed by the Recipient pursuant to this paragraph.

(c)                          Notwithstanding anything to the contrary in this Agreement, including the Schedules, in the event that the level of any Service is decreased or increased as provided in Section 10.08, then the Service Charge and Other Costs associated therewith shall be reduced or increased to reflect pro rata the decrease or increase in Services provided.

SECTION 4.02.  Invoices; Payment.  From and after the date of the Cowen IPO, the Provider shall deliver an invoice to the Recipient on a monthly basis (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Subsidiaries of the Provider) in arrears for the Service Charges and any Other Costs due to the Provider under this Agreement.  The Recipient shall pay the amount of such invoice to the Provider in U.S. dollars within thirty (30) days of the date Recipient received such invoice, provided that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency.

SECTION 4.03.  Disputes.

(a)                                  The Recipient shall have the right to dispute any Service Charges and Other Costs by delivering written notice of such dispute, setting forth in reasonable detail the basis therefor, to the Provider no later than, thirty (30) days after Recipient’s receipt of the applicable invoice therefor.  As soon as practicable after receipt by the Provider of any such notice, the Provider shall provide the Recipient with reasonably detailed data and documentation sufficient to support the calculation of any Service Charges and Other Costs that are the subject of the dispute. If the Provider’s furnishing of such information does not promptly resolve such dispute, the dispute shall be resolved pursuant to Section 8.01 of this Agreement.

(b)                                 If the Recipient fails to pay any Service Charges or Other Costs within thirty (30) days of the date Recipient received such invoice (excluding any amount contested in good faith pursuant to Section 4.03(a)), the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest on such amount at the lesser of (i) SG’s prime rate, plus two percent or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment.

SECTION 4.04.  Taxes.  (a)  Each Recipient shall pay any and all Taxes (other than taxes imposed on or measured by the Provider’s overall net income (however denominated), and franchise taxes imposed on the Provider (in lieu of net income taxes)) imposed or otherwise incurred in connection with the applicable Provider’s provision of Services, including all sales, use, excise, value-added, services, consumption, and similar Taxes.

(b)                         Each of the Parties agrees that if reasonably requested by another Party, it will cooperate with such other Party to enable the accurate determination of such other Party’s Liability for Taxes and assist such other Party in minimizing its Liability for Taxes to the extent commercially reasonable and legally permissible, in each case, in respect of Taxes, including all sales, use, excise, value-added, services, consumption and similar Taxes, imposed or otherwise incurred in connection with the applicable Provider’s provision of Services.

SECTION 4.05.  No Right to Set-Off.  The Recipient shall pay the full amount of Service Charges and Other Costs incurred by the Provider under this Agreement, and shall not set-off or otherwise withhold any such amount owed to the Provider on account of any obligation owed by the Provider to the Recipient.

ARTICLE V

PRIOR SERVICE LEVEL AGREEMENTS

SECTION 5.01.  Service Level Agreements.  (a)  As of the date of this Agreement, SG and Cowen LLC are parties to the Service Level Agreements.  Until the closing of the Cowen IPO, SG and Cowen LLC will continue to provide, or cause to be provided, services to each other and their respective Subsidiaries, in accordance with the terms and subject to the conditions set forth in the Service Level Agreements.   Nothing in this Agreement, the Separation Agreement or any other Transaction Documents shall affect in any way any Liabilities arising under the Service Level Agreements and relating to the periods prior to the IPO, which Liabilities shall be discharged in accordance with the terms and conditions of the Service Level Agreements.  Except as expressly provided in this Agreement, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Service Level Agreement, the provisions of this Agreement shall control.

(b)                                 Upon the closing of the Cowen IPO, SG, Cowen Inc. and Cowen LLC shall cause all Service Level Agreements to be terminated and will provide, or cause to be provided, Services to each other in accordance with the terms and subject to the conditions set forth in this Agreement; provided, however, that such termination of the Service Level Agreements shall be without prejudice to any Liabilities under such Service Level Agreements that have incurred or accrued thereunder prior to the date of such termination.  Except as expressly set forth in this Agreement, the Parties shall be under no obligation following the Cowen IPO to (a) provide any services previously provided under the Service Level Agreements that do not constitute “Services” as defined in this Agreement and (b) otherwise comply with the terms of the Service

Level Agreements; provided that if upon the closing of the Cowen IPO the Cowen Group is reasonably unable to provide for themselves or obtain from Third Parties any services previously provided by SG under the Service Level Agreements despite their commercially reasonable efforts to do so, SG shall use commercially reasonable efforts to continue to provide such services to the Cowen Group at the Cowen Group’s sole cost, and such service shall be deemed an SG Service hereunder until such time as the Parties can effect a smooth transition of such Service to the Cowen Group.  To the extent the terms and conditions set forth in this Agreement contradict the terms and conditions under which services were rendered pursuant to the Service Level Agreements, the terms of this Agreement shall govern the rendering of such services.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.  Consents.  (a)  The Parties acknowledge and agree that certain software and other licenses, consents, approvals, notices, registrations, recordings, filings and other actions (collectively, “Consents”) may need to be obtained in connection with the Separation and the provision of Services under this Agreement.  Except as otherwise expressly set forth in this Agreement or the Separation Agreement, prior to, during, and after the Separation Date, the Provider shall, and shall cause each of its Subsidiaries to, reasonably cooperate with the Recipient to obtain all Consents necessary to provide the Services under this Agreement.  The Provider will be responsible for paying any out-of-pocket costs (including payments to Third Parties) incurred to obtain, perform or otherwise satisfy any such Consents, and the Recipient shall reimburse the Provider for one hundred percent (100%) of such costs.  The Provider and the Recipient shall reasonably cooperate with each other in seeking to minimize the costs of any such Consents.

(b)                                 Prior to receiving any reimbursement for its actual out-of-pocket costs pursuant to Section 6.01(a) above, the Provider shall provide the applicable Recipient with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the out-of-pocket expenses for which the Provider is seeking reimbursement.  Upon receipt of such invoice and data and documentation, the Recipient shall, except as otherwise provided in Section 6.01(a), pay the amount of such invoice to the Provider within 30 days of the date of receipt of such invoice.  If Recipient in good faith disputes the invoiced amount, then the Parties shall work together in good faith to resolve such dispute.  If the Parties are unable to resolve such dispute, the dispute shall be resolved pursuant to Section 8.01.

SECTION 6.02.  Access.  (a)  Cowen Inc. will, and will cause its Subsidiaries to, allow SG and its Representatives reasonable access to the facilities of Cowen Group necessary for the performance of the SG Services for SG to fulfill its obligations under this Agreement.

(b)                                 SG will, and will cause its Subsidiaries to, allow Cowen Group and its Representatives reasonable access to the facilities of SG and its Subsidiaries necessary for the performance of the Cowen Services for Cowen Group to fulfill its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION; LIMITATION ON LIABILITY

SECTION 7.01.  Limited Liability of a Provider.  Notwithstanding the provisions of Section 3.01, and except as otherwise provided in this Article VIII, no Provider or its Subsidiaries or any of their respective directors, officers or employees, or any of the heirs, executors, successors or assigns of any of the foregoing (each, a “Provider Indemnified Party”), shall have any liability in contract, tort or otherwise to the Recipient or its Subsidiaries or Representatives for or in connection with (i) any Services rendered or to be rendered by any Provider Indemnified Party pursuant to this Agreement, (ii) the transactions contemplated by this Agreement, (iii) any Provider Indemnified Party’s actions or inactions in connection with any such Services or transactions, or (iv) any error of judgment or any mistake of fact or law or for anything that the Provider or any of its Subsidiaries does or refrains from doing in good faith hereunder; provided, however, that such limitation on liability shall not extend to or otherwise limit any Liabilities that have resulted from (a) such Provider Indemnified Party’s gross negligence or willful misconduct, (b) a Provider’s breach of this Agreement or (c) the improper use or disclosure of Information in connection with the transactions contemplated by this Agreement or such Provider’s provision of the Services.

SECTION 7.02.  Indemnification by Each Provider.  Each Provider shall indemnify, defend and hold harmless each relevant Recipient and each of its Subsidiaries and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Recipient Indemnified Party”), from and against any and all Liabilities of the Recipient Indemnified Parties relating to, arising out of, or resulting from (a) the gross negligence or willful misconduct of a Provider in connection with the transactions contemplated by this Agreement or such Provider’s provision of the Services, (b) a Provider’s breach of this Agreement, or (c) Provider’s breach of Section 5.06 of the Separation Agreement or the improper use of Information, in each case in connection with the transactions contemplated by this Agreement or such Provider’s provision of the Services; provided, that there shall be no amount payable by a Provider pursuant to its indemnification obligations hereunder unless and until the cumulative amount of all Liabilities determined to have been incurred by the Recipient Indemnified Party that otherwise would be indemnifiable pursuant to this Section 7.02 exceeds $150,000, following which only any amount of such Liabilities in excess of $150,000 shall become due and payable.

SECTION 7.03.  Indemnification by Each Recipient.  Each Recipient shall indemnify, defend and hold harmless each relevant Provider Indemnified Party from and against any and all Liabilities of the Provider Indemnified Parties relating to, arising out of, or resulting from (a) the gross negligence or willful misconduct of a Recipient in connection with the transactions contemplated by this Agreement or such Recipient’s use of the Services, (b) a Recipient’s breach of this Agreement, or (c) Recipient’s breach of Sections 5.06 or 5.07 of the Separation Agreement or the improper use or disclosure of Information, in each case in connection with the transactions contemplated by this Agreement or such Recipient’s receipt of the Services; provided, that there shall be no amount payable by a Recipient pursuant to its indemnification obligations hereunder unless and until the cumulative amount of all Liabilities determined to have been incurred by the Provider Indemnified Party that otherwise would be indemnifiable pursuant to this Section 7.03 exceeds $150,000, following which only any amount of such Liabilities in excess of $150,000 shall become due and payable.

SECTION 7.04.  Indemnification Procedures.  The matters set forth in Sections 3.04, 3.05 and 4.01 of the Indemnification Agreement shall be deemed incorporated into, and made a part of, this Article VII.

SECTION 7.05.  Limitation on Liability.  Notwithstanding any other provision contained in this Agreement, neither SG on the one hand, nor Cowen Group, on the other hand, shall be liable to the other for any exemplary or punitive losses, damages or expenses of the other arising from any claim relating to breach of this Agreement or otherwise relating to any of the Services or Undertakings provided hereunder.  For clarification purposes only, the Parties hereto agree that the limitation on liability contained in this Section 7.05 shall not apply to (a) damages awarded to a Third Party pursuant to a Third Party claim for which a Provider is required to indemnify, defend and hold harmless any Recipient Indemnified Party under Section 7.02 and (b) damages awarded to a Third Party pursuant to a Third Party claim for which a Recipient is required to indemnify, defend and hold harmless any Provider Indemnified Party under Section 7.03.

SECTION 7.06.  Liability for Payment Obligations.  Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, SG or Cowen Group’s express obligation in this Agreement to pay or reimburse, as applicable, for (i) Service Charges, (ii) Other Costs, (iii) amounts with respect to any custom modification provided pursuant to Sections 2.02, (iv) amounts payable or reimbursable pursuant to Section 4.04 (Taxes), (v) amounts payable or reimbursable pursuant to Section 10.02 (Regulatory Approval and Compliance) and (vii) amounts payable or reimbursable pursuant to Section 10.08 (Assignment; No Third Party Beneficiaries), nor to eliminate or limit, in any respect, SG or Cowen Group’s express obligations to pay or reimburse amounts pursuant to the Separation Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

SECTION 8.01.  Dispute Resolution.  The Parties shall cooperate with each other in good faith to resolve all disputes, controversies or claims between them arising out of, or relating to, this Agreement.  Any dispute, controversy or claim that cannot be resolved by the contact parties specified on the relevant Schedule shall be referred to the Cowen Services Manager and the SG Services Manager for review. If the Cowen Services Manager and the SG Services Manager cannot resolve the dispute, then the dispute shall be referred to the SG Americas Chief Executive Officer and Cowen Chief Executive Officer. Any dispute, controversy or claim arising out of, or relating to, this Agreement that can not be resolved through discussions between the SG Americas Chief Executive Officer and Cowen Chief Executive Officer shall be resolved in accordance with the requirements of Article VI of the Separation Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01.  Termination Rights; Post-Termination Transition.  (a)  The term of this Agreement shall commence on the date hereof and expire on the first date on which neither SG or its Subsidiaries nor Cowen Group has any further obligations to provide a Service or perform an Undertaking.  This Agreement shall terminate with respect to each Service and Undertaking on the applicable Service Termination Date or other termination date specified in this Agreement or the Schedules hereto.  In addition:  (i) a Recipient may from time to time terminate any Service, in whole and not in part, upon giving at least forty-five (45) days’ (or such shorter period of time as is mutually agreed upon in writing by the Parties) prior written notice to the Provider specifying which Service is being so terminated and (ii) any Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice by the Non-Breaching Party to the other Party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such Service.

(b)                                 In addition to and not in limitation of the rights and obligations set forth in Articles II, III and V, upon the request of the Recipient of a Service, the Provider of such Service will, during the term of this Agreement during which such Provider is providing such Service to the Recipient, cooperate with the Recipient and use its good faith, commercially reasonable efforts to assist the transition of such Service to the Recipient (or Subsidiary of the Recipient or vendor designated by the Recipient) by the Service Termination Date for such Service, except where, in the case of the Services described on Schedules A-1, A-2 and B-1, the Parties have reached a mutually acceptable agreement for the continued provision of such Services by SG to the Cowen Group on a stand-alone basis after December 31, 2006.

SECTION 9.02.  Effect of Termination.  Upon termination or expiration of any Service or Undertaking pursuant to this Agreement, the relevant Provider will have no further obligation to provide the terminated Service or expired Undertaking, and the relevant Recipient will have no obligation to pay any future Service Charges or Other Costs relating to any such Service or Undertaking (other than for or in respect of Services or Undertakings provided in accordance with the terms of this Agreement and received by such Recipient prior to such termination).

SECTION 9.03.  Survival.  (a) Article IV (Billing; Taxes), Section 6.01 (Consents), Section 6.02 (Access), Article VII (Indemnification; Limitation on Liability), Article VIII (Dispute Resolution), Section 9.02 (Effect of Termination), Section 9.03 (Survival), and Article X (General Provisions) shall survive the expiration or other termination of this Agreement and remain in full force and effect.

(b)                                 Force Majeure.  No Party hereto shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations (other than a payment obligation) under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of Governmental Authority, embargoes, epidemics, war, riots, insurrections, acts of terrorism, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  Each Party, upon learning of the occurrence of any such force majeure event that would reasonably be expected to result in a delay or failure in the performance of its obligations (other than a payment obligation) under this Agreement, will promptly notify the other Party or Parties hereto to which such obligations are owed, either in writing or orally; provided that any such oral notification shall be confirmed in writing as soon as practicable after being delivered.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  If (x) Services are suspended as a result of such excused delay, (y) the suspension has a material and negative impact on Recipient’s business operations and (z) Provider cannot readily reinstate the relevant Services, Provider will use commercially reasonable efforts to assist Recipient in securing alternative services to minimize such negative impact on Recipient.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01.  Independent Contractors.  In providing Services hereunder, the Provider shall act solely as independent contractor and nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between the Provider, on the one hand, and the Recipient, on the other.  All Persons employed by the Provider in the performance of its obligations under this Agreement shall be the sole responsibility of the Provider.

SECTION 10.02.  Regulatory Approval and Compliance.  Each of the Parties shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of SG and Cowen Inc. shall, subject to reimbursement of out-of-pocket expenses by the requesting Party, cooperate and provide one another with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) required by the requesting Party to ensure compliance with all applicable laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the Services.

SECTION 10.03.  Confidential Information.  Cowen Inc. agrees to maintain and safeguard all Information concerning SG (or its business) and the SG Subsidiaries (or their respective businesses) pursuant to Sections 5.06 and 5.07 of the Separation Agreement and SG agrees to maintain and safeguard all Information concerning Cowen Inc. (or its business) and the Cowen Inc. Subsidiaries (or their respective businesses) pursuant to Sections 5.06 and 5.07 of the Separation Agreement.  Each Party agrees that Sections 5.06 and 5.07 of the Separation Agreement are hereby incorporated by reference into, and a made a part of, this Agreement.

SECTION 10.04.  Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)                         Entire Agreement.  This Agreement, the Separation Agreement, the other Transaction Documents and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Except as expressly provided in this Agreement, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any other Transaction Document, the provisions of this Agreement shall control.

(c)                          Corporate Power.  SG represents on behalf of itself and, to the extent applicable, each SG Subsidiary, and Cowen Inc. represents on behalf of itself and, to the extent applicable, each Cowen Inc. Subsidiary, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Facsimile Signatures.  Each Party acknowledges that it and the other Parties may execute this Agreement by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature and agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually.

SECTION 10.05.  Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 10.06.  Notices.  All notices or other communications under this Agreement or any Transaction Document (except as otherwise provided therein) must be in writing and shall be deemed to be duly given: (a) when delivered in person; (b) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier; or (c) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to SG:

Société Générale

1221 Avenue of the Americas
New York, New York 10020
Attn:  General Counsel, SG Americas

Facsimile:  (212) 278-7432

With a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York  10019
Attn:  James B. Carlson
Facsimile:  (212) 262-1910

If to Cowen Group:

Cowen Group, Inc.
1221 Avenue of the Americas
New York, New York 10020
Attn:  General Counsel
Facsimile:  (646) 562-1861

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036
Attn:       Lou R. Kling

Thomas W. Greenberg
Facsimile:  (212) 735-2000

Any Party may, by notice to the other Parties, change the address to which such notices are to be given.

SECTION 10.07.  Severability.  If any provision of this Agreement or any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 10.08.  Assignability; No Third-Party Beneficiaries.

(a)                          Subject to the other provisions of this Section 10.08, this Agreement shall not be assigned by any Party without the prior written consent of the other Parties.

(b)                                 In the event Cowen Group sells a Cowen Subsidiary or all or part of the Cowen Business (in each case, a “Cowen Divested Unit”) to a Third Party, SG shall not remain obligated to continue to provide SG Services to such Cowen Divested Unit (or such Third Party acquirer) pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties.  In the event SG sells a SG Subsidiary or all or part of the SG Business (in each case, a “SG Divested Unit”) to a Third Party, Cowen Group shall not remain obligated to continue to provide Cowen Services to such SG Divested Unit (or such Third Party acquirer) pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties.

(c)                                  In the event Cowen Group acquires a business or portion thereof by merger, stock purchase, asset purchase or other means (a “Cowen Acquired Business”), then SG and the SG Subsidiaries shall not be obligated to provide the SG Services to such Cowen Acquired Business pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties.  In the event SG or any SG Subsidiary acquires a business or portion thereof by merger, stock purchase, asset purchase or other means (an “SG Acquired Business”), then Cowen Inc. and the Cowen Inc. Subsidiaries shall not be obligated to provide the Cowen Services to such SG Acquired Business pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties.

(d)                                         Except as provided in Article VII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.09.  Subsidiaries.  SG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any SG Subsidiary and Cowen Inc. shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Cowen Inc. Subsidiary.

SECTION 10.10.  Waivers.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing and signed by the Party against whom the existence of such waiver is asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

SECTION 10.11.  Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of the Parties hereto.

SECTION 10.12.  Interpretation.  Words in the singular in this Agreement shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any Transaction Document shall be deemed to refer to this Agreement or such Transaction Document as of the Effective Time and as it may be amended thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms; if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

SECTION 10.13.  Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

SG AMERICAS, INC.

By:
Name:
Title:

SG AMERICAS SECURITIES HOLDINGS, INC.

By:
Name:
Title:

COWEN AND COMPANY, LLC

By:
Name:
Title:

COWEN GROUP, INC.

By:
Name:
Title:

F-1